EXHIBIT 99.1

Terra Tech Reports Third Quarter 2016 Results

Company sees year-over-year revenue growth of 244% to $7.0 Million

NEWPORT BEACH, CA – November 9th, 2016 – Terra Tech Corp. (OTCQX: TRTC) (“Terra Tech” or the “Company”), a vertically integrated cannabis-focused agriculture company, today announced its third quarter 2016 financial results for the period ending September 30, 2016.

Derek Peterson, Chief Executive Officer of Terra Tech, commented, “We are encouraged to see our strategy to expand Terra Tech’s retail presence in core target markets drive top line growth, with revenues reaching $7.0 million in the third quarter of 2016, representing a 244% increase compared to the prior year period. Third quarter results were supported by revenues from the Blüm Oakland Dispensary, in California, and the Western Las Vegas Blüm Dispensary, in Nevada, both of which opened in Spring of 2016. During the third quarter, we also opened the South Decatur Boulevard Blüm Dipensary, which is located east of the Las Vegas Strip in Nevada. Furthermore, with the passing of yesterday’s ballots to legalize recreational cannabis in Nevada and California, we are well-positioned to accelerate our growth as the market opportunity rapidly expands.”

Mr. Peterson continued, “In addition to establishing a retail presence in Nevada and California, we also remain focused on improving brand recognition of our proprietary IVXX-branded line of premium medical cannabis products. We believe that our IVXX products are fast becoming one of the most-trusted medical cannabis brands in the country, which will give our brand ‘staying power’ as the industry evolves and new players enter the market.”

“The Company’s Edible Garden segment, which produces local and sustainably grown hydroponic foods, also reported a strong performance, with revenues up 34% year over year for the third quarter. Our distribution channels now include Wegmans Supermarket and our sales team expects this segment to continue to provide steady cash flow to support growth in the business in the near future,” concluded Mr. Peterson.

Financial Update:

•	Total revenues generated for the quarter ended September 30, 2016 were approximately $7.0 million, compared to $2.0 million in the same period in 2015. This is an increase of 244% from the quarter ended September 30, 2015. The increase in third quarter revenues was primarily attributable to sales from the acquisition of the Blüm dispensary in Oakland, California, which closed on April 1, 2016, sales of IVXX cannabis products and Edible Garden sales of its produce, herbs and floral products. Third quarter revenues also benefited from sales the Western, Las Vegas Blum dispensary which opened during the second fiscal quarter of 2016.

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•	Gross margin for the third quarter of 2016 was approximately $1.3 million or 19% of sales, compared to a gross margin of approximately $370,000 or 18% of sales for the third quarter of 2015.

•	Selling, general and administrative expenses for the third quarter of 2016 amounted to approximately $6.0 million or 86% of sales, compared with approximately $2.1 million or 104% of sales for the third quarter of 2015. The increase was primarily due to an increase in salaries due to new hires associated with the Blum dispensaries. Other expenses include an increase in consultants’ fees in connection with the Nevada business and an increase in amortization expense due to intangible assets acquired in the Black Oak Gallery acquisition.

•	The Company realized an operating loss of approximately $4.7 million for the third quarter of 2016, compared to an operating loss of approximately $1.7 million for the third quarter of 2015.

•	The net loss for the quarter ended September 30, 2016 was approximately $5.9 million or $0.01 per share compared with a loss of approximately $2.0 million or $0.01 per share for the third quarter of 2015. The primary reason for the increase in net loss is the increase in general and administrative expenses.

•	Stockholders’ equity for the third quarter of 2016 amounted to approximately $39.3 million, compared with approximately $6.3 million as of December 31, 2015. The increase is attributable to the Blum Oakland acquisition reduced by the current quarters’ loss.

•	Short-term debt as of September 30, 2016 amounted to approximately $2.0 million, compared with approximately $917,000 as of December 31, 2015. Long term debt increased from zero to $836,000 during the first nine months of 2016, due to additional borrowings used for working capital and capital expenditures.

Business Update:

•	Cannabis Segment Updates:

•	Opened the Company’s second Nevada-based medical cannabis dispensary, located at 3650 South Decatur Boulevard, Las Vegas, Nevada

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•	Edible Garden Updates:

•	Shipped the first order of 4 inch potted living herbs to Wegmans Food Markets, Inc. in New Jersey

•	Increased automation, productivity and gross margins in building of the Dutch movable table system in an additional acre to meet demand, which is anticipated to be completed in December 2016

•	Adding more contract growers throughout the country for additional distribution of the New Organic Super Leaf lettuce

•	Planning for additional acreage and growers of the New Organic Super Leaf lettuce to enter the $5.2 billion category of cut leaf lettuce

Miscellaneous Updates:

•	Appointed industry veteran, Joseph E. Segilia, as the Company's General Counsel

•	Derek Peterson, Terra Tech’s CEO, presented at the Aegis Capital Corp. 2016 Growth Conference

Conference Call

The company will also host a conference call today, Wednesday, November 9th, 2016 at 4:30 PM Eastern to discuss its financial results and the outlook for 2016.

Dial-In Number: 1-857-232-0157

Access Code: 422095

Derek Peterson, Chairman and CEO of Terra Tech Corp., will be answering shareholder questions at the end of the call. Should you have questions during or prior to the conference call please send an email to TRTC@kcsa.com with TRTC Question in the subject line. Mr. Peterson will answer as many questions as time will allow.

For those unable to participate in the live conference call, a replay will be available at http://www.smallcapvoice.com/trtc/. An archived version of the webcast will also be available on the investor relations section of the company's website.

The full quarterly report will be available on the SEC website at https://www.sec.gov/ and the SEC Filings section of the Investor Relations section of the Company’s website at http://www.terratechcorp.com/.

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About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses including: Blüm, IVXX Inc., Edible Garden, MediFarm LLC and GrowOp Technology. Blüm’s retail medical cannabis facilities focus on providing the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions. Blüm offers a broad selection of medical cannabis products including; flowers, concentrates and edibles through its Oakland, CA and multiple Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces medical cannabis-extracted products for regulated medical cannabis dispensaries throughout California. The Company’s wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Winn-Dixie, Raley's, Meijer, Kroger, and others throughout New Jersey, New York, Delaware, Maryland, Connecticut, Pennsylvania and the Midwest. Terra Tech’s MediFarm LLC subsidiaries are focused on medical cannabis cultivation and permitting businesses throughout Nevada. The Company’s wholly-owned subsidiary GrowOp Technology, specializes in controlled environment agricultural technologies.

For more information about Terra Tech Corp visit: http://www.terratechcorp.com/
For more information about IVXX visit: http://ivxx.com/
For more information about Blüm Nevada visit: http://letsblum.com
For more information about Blüm Oakland visit: http://blumoak.com/
Visit us on Facebook @ https://www.facebook.com/terratechcorp/timeline
Follow us on Twitter @terratechcorp
Follow us on Instagram @socal_IVXX
For more information about Edible Garden visit: http://www.ediblegarden.com/
Visit Edible Garden on Facebook @ https://www.facebook.com/ediblefarms?fref=ts
Visit IVXX on Facebook @ https://www.facebook.com/ivxxbrand?fref=ts

Cautionary Language Concerning Forward-Looking Statements

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the Company or its management, identify forward-looking statements. These statements are based on current expectations, estimates, and projections about the Company's business, based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Terra Tech Corp.'s filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to: (i) our ability to integrate Black Oak Gallery, a California corporation ("Black Oak"), as well as vitamin and dietary supplement lines, into the Company's operations, (ii) product demand, market, and customer acceptance of the Company's products, (iii) the Company's ability to obtain financing to expand our operations, (iv) the Company's ability to attract qualified sales representatives, (v) competition, pricing and development difficulties, (vi) the Company's ability to conduct the business of IVXX, Inc., the contemplated businesses of MediFarm, LLC, MediFarm I, LLC, and MediFarm II, LLC, if there are changes in laws, regulations, or government policies related to cannabis, (vii) the Company's ability to conduct operations if disease, insects, or mites affect Edible Garden Corp.'s produce, herbs, and floral products, and (viii) general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Terra Tech Corp.'s website does not constitute a part of this release.

Contact

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

TABLES ON FOLLOWING PAGE

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TERRA TECH CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2016	December 31, 2015
	(Unaudited)	(Audited)
ASSETS

Current Assets:
Cash	$3,397,317	$418,082
Accounts Receivable, Net	1,072,389	741,844
Prepaid Expenses	237,623	147,230
Inventory	2,468,099	949,448

Total Current Assets	7,175,428	2,256,604

Property, Equipment and Leasehold Improvements, Net	9,804,904	6,694,975
Goodwill	32,296,948	-
Intangible Assets, Net	20,634,410	118,932
Deposits	53,543	94,528

TOTAL ASSETS	$69,965,233	$9,165,039

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts Payable and Accrued Expenses	$6,386,859	$1,119,459
Derivative Liability	6,895,000	743,400
Short-Term Debt	1,953,687	917,363
Income Taxes Payable	1,783,731	-

Total Current Liabilities	17,019,277	2,780,222

Long-Term Liabilities:
Long-Term Debt	835,955	-
Deferred Tax Liability, Net	194,900	44,000

Total Long-Term Liabilities	1,030,855	44,000

Total Liabilities	18,050,132	2,824,222

COMMITMENTS AND CONTINGENCIES	12,655,741	-

STOCKHOLDERS' EQUITY:

Preferred Stock, Convertible Series A, Par Value $0.001; Authorized and Issued 100 Shares as of September 30, 2016 and December 31, 2015, Respectively	-	-
Preferred Stock, Convertible Series B, Par Value $0.001; Authorized 49,999,900 Shares as of September 30, 2016; Authorized 24,999,900 Shares as of December 31, 2015;
Issued and Outstanding 40,382,962 and 16,300,000 as of September 30, 2016 and December 31, 2015, Respectively	40,383	16,300
Common Stock, Par Value $0.001; Authorized 990,000,000 Shares as of September 30, 2016; Authorized 350,000,000 Shares as of December 31, 2015; Issued 473,917,277 and 303,023,744 Shares as of September 30, 2016 and December 31, 2015, Respectively	473,917	303,024
Additional Paid-In Capital	99,844,560	51,843,071
Accumulated Deficit	(60,600,170)	(45,952,109)

Total Terra Tech Corp. Stockholders' Equity	39,758,690	6,210,286
Non-Controlling Interest	(499,330)	130,531

Total Stockholders' Equity	39,259,360	6,340,817

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$69,965,233	$9,165,039

The accompanying notes, which can be found in the form 10-Q filed with the SEC, are an integral part of the unaudited condensed consolidated financial statements.

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TERRA TECH CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Total Revenues	$6,950,365	$2,018,351	$18,198,441	$7,805,994
Cost of Goods Sold	5,630,979	1,648,545	15,095,137	6,944,859

Gross Profit	1,319,386	369,806	3,103,304	861,135

Selling, General and Administrative Expenses	6,005,946	2,099,314	13,519,615	7,792,445

Loss from Operations	(4,686,560)	(1,729,508)	(10,416,311)	(6,931,310)

Other (Expense) Income:
Amortization of Debt Discount	(610,089)	(258,306)	(922,621)	(524,161)
Loss on Extinguishment of Debt	-	(263,950)	(920,797)	(263,950)
Loss from Derivatives Issued With Debt Greater
Than Debt Carrying Value	(867,000)	-	(1,355,000)	(561,000)
Gain (Loss) on Fair Market Valuation of
Derivatives	771,000	372,400	(595,700)	1,779,600
Interest Expense	(159,633)	(108,563)	(276,193)	(426,793)

Total Other (Expense) Income	(865,722)	(258,419)	(4,070,311)	3,696

Loss Before Provision for Income Taxes	(5,552,282)	(1,987,927)	(14,486,622)	(6,927,614)
Provision for Income Taxes	410,300	3,000	791,300	8,076

Net Loss	(5,962,582)	(1,990,927)	(15,277,922)	(6,935,690)
Net Loss Attributable to Non-Controlling Interests	374,823	32,760	629,861	144,433

NET LOSS ATTRIBUTABLE TO
TERRA TECH CORP.	$(5,587,759)	$(1,958,167)	$(14,648,061)	$(6,791,257)

Net Loss Per Common Share Attributable to
Terra Tech Corp. Common Stockholders -
Basic and Diluted	$(0.01)	$(0.01)	$(0.04)	$(0.03)

Weighted-Average Number of Common Shares
Outstanding - Basic and Diluted	352,676,081	252,220,146	343,052,572	224,483,147

The accompanying notes, which can be found in the form 10-Q filed with the SEC, are an integral part of the unaudited condensed consolidated financial statements.

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